Exhibit 99.1
Explanatory Note
The following Item 1. Business is an updated version of Item 1. Business in the Annual Report on Form 10-K for the year ended December 31, 2014 filed by CF Industries Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on February 26, 2015 (the “2014 Form 10-K”). The updated version of Item 1. Business includes changes to reflect on a retrospective basis the change in the Company’s reportable segments that occurred in the third quarter of 2015, but does not otherwise reflect events occurring after February 26, 2015. Information regarding events and developments subsequent to February 26, 2015 is included in the Company’s other filings with the SEC since that date. References in the updated version of Item 1. Business to Item 8. Financial Statements and Supplementary Data and to Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (or Item 7. MD&A) are to the updated versions of such items filed as Exhibits 99.3 and 99.2, respectively, to the Current Report on Form 8-K of which this Exhibit 99.1 is a part. References in the updated version of Item 1. Business to “this Annual Report on Form 10-K” and “this document” are to the 2014 Form 10-K as updated by the Current Report on Form 8-K of which this Exhibit 99.1 is a part. The information in this Exhibit 99.1 should be read in conjunction with the other information in the Current Report on Form 8-K of which this Exhibit 99.1 is a part, the 2014 Form 10-K, including Item 1A. Risk Factors, and the Company’s other reports filed with the SEC after February 26, 2015.
ITEM 1.    BUSINESS.
Our Company
        All references to "CF Holdings," "the Company," "we," "us," and "our" refer to CF Industries Holdings, Inc. and its subsidiaries, except where the context makes clear that the reference is only to CF Industries Holdings, Inc. itself and not its subsidiaries. All references to "CF Industries" refer to CF Industries, Inc., a 100% owned subsidiary of CF Industries Holdings, Inc. Notes referenced throughout this document refer to consolidated financial statement footnote disclosures that are found in Item 8. Financial Statements and Supplementary Data, Notes to Consolidated Financial Statements.
We are one of the largest manufacturers and distributors of nitrogen fertilizer and other nitrogen products in the world. Our principal customers are cooperatives, independent fertilizer distributors and industrial users. Our principal nitrogen fertilizer products are ammonia, granular urea, urea ammonium nitrate solution (UAN) and ammonium nitrate (AN). Our other nitrogen products include diesel exhaust fluid (DEF), urea liquor, and aqua ammonia, which are sold primarily to our industrial customers. Our core market and distribution facilities are concentrated in the midwestern United States and other major agricultural areas of the United States and Canada. We also export nitrogen fertilizer products, primarily from our Donaldsonville, Louisiana manufacturing facility.
Prior to March 17, 2014, we also manufactured and distributed phosphate fertilizer products. Our principal phosphate products were diammonium phosphate (DAP) and monoammonium phosphate (MAP). On March 17, 2014, we completed the sale of our phosphate mining and manufacturing business (the “Transaction”), which was located in Florida, to The Mosaic Company (Mosaic) for approximately $1.4 billion in cash. The Transaction followed the terms of a definitive agreement executed in October 2013. The accounts receivable and accounts payable pertaining to the phosphate mining and manufacturing business and certain phosphate inventory held in distribution facilities were not sold to Mosaic in the Transaction and were settled in the ordinary course.
Upon closing the Transaction, we began to supply Mosaic with ammonia produced by our Point Lisas Nitrogen Limited (PLNL) joint venture. The contract to supply ammonia to Mosaic from our PLNL joint venture represents the continuation of a supply practice that previously existed between our former phosphate mining and manufacturing business and other operations of the Company. Prior to March 17, 2014, PLNL sold ammonia to us for use in the phosphate business and the cost was included in our production costs in our phosphate segment. Subsequent to the sale of the phosphate business, we now sell the PLNL-sourced ammonia to Mosaic. The revenue from these sales to Mosaic and the costs to purchase the ammonia from PLNL are now included in our ammonia segment. Our 50% share of the operating results of our PLNL joint venture continues to be included in our equity in earnings of operating affiliates in our consolidated statements of operations. Because of the significance of this continuing supply practice, in accordance with U.S. generally accepted accounting principles (GAAP), the phosphate mining and manufacturing business is not reported as discontinued operations in our consolidated statements of operations. See Note 4—Phosphate Business Disposition for additional information.

Our principal assets include:

•
six nitrogen fertilizer manufacturing facilities located in: Donaldsonville, Louisiana (the largest nitrogen fertilizer complex in North America); Medicine Hat, Alberta (the largest nitrogen fertilizer complex in Canada); Port Neal, Iowa; Courtright, Ontario; Yazoo City, Mississippi; and Woodward, Oklahoma;

•
a 75.3% interest in Terra Nitrogen Company, L.P. (TNCLP), a publicly-traded limited partnership of which we are the sole general partner and the majority limited partner and which, through its subsidiary Terra Nitrogen, Limited Partnership (TNLP), operates a nitrogen fertilizer manufacturing facility in Verdigris, Oklahoma;

•	an extensive system of terminals and associated transportation equipment located primarily in the midwestern United States; and

•	joint venture investments that we account for under the equity method, which consist of:

•	a 50% interest in GrowHow UK Limited (GrowHow), a nitrogen products production joint venture located in the United Kingdom and serving primarily the British agricultural and industrial markets;

•	a 50% interest in PLNL, an ammonia production joint venture located in the Republic of Trinidad and Tobago; and

•	a 50% interest in KEYTRADE AG (Keytrade), a global fertilizer trading company headquartered near Zurich, Switzerland.

Our reportable segments are based on how our chief operating decision maker (CODM), as defined under U.S. GAAP, assesses performance and allocates resources across the business. During the first quarter of 2014, we sold our phosphate mining and manufacturing business which was reported in our phosphate segment. Additionally, we appointed a new President and Chief Executive Officer who is the CODM. In the third quarter of 2014, we completed certain changes to our reporting structures that reflect how our CODM assesses the performance of our operating segments and makes decisions about resource allocation. As a result, the number of our reporting segments increased from two to five segments, consisting of the following: ammonia, granular urea, UAN, other, and phosphate.
In the third quarter of 2015, in connection with the acquisition of the remaining 50% equity interest in GrowHow that we did not previously own, we further revised our reportable segment structure to separate AN from our other segment, thus increasing our reportable segments to six. Our revised reportable segments now consist of the following: ammonia, granular urea, UAN, AN, other, and phosphate. These segments are differentiated by products, which are used differently by agricultural customers based on crop application, weather and other agronomic factors or by industrial customers. Our historical consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 have been revised to reflect the new segment structure.
The phosphate segment reflects the reported results of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The remaining phosphate inventory was sold in the second quarter of 2014; therefore, the phosphate segment does not have operating results subsequent to that quarter. However, the segment will continue to be included until the reporting of comparable period phosphate results ceases.
The ammonia, granular urea, UAN, AN and other segments are also referred to throughout this document as the “Nitrogen Product Segments." For the year ended December 31, 2014, we sold 13.3 million product tons from the Nitrogen Product Segments and 0.5 million tons of phosphate fertilizers, generating net sales of $4.7 billion and pre-tax earnings of $2.2 billion.
Our principal executive offices are located outside of Chicago, Illinois, at 4 Parkway North, Suite 400, Deerfield, Illinois 60015 and our telephone number is 847-405-2400. Our Internet website address is www.cfindustries.com. Information made available on our website does not constitute part of this Annual Report on Form 10-K.
We make available free of charge on or through our Internet website, www.cfindustries.com, all of our reports on Forms 10-K, 10-Q and 8-K and all amendments to those reports as soon as reasonably practicable after such material is filed electronically with, or furnished to, the Securities and Exchange Commission (SEC). Copies of our Corporate Governance Guidelines, Code of Corporate Conduct and charters for the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee of our Board of Directors are also available on our Internet website. We will provide electronic or paper copies of these documents free of charge upon request. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
Company History
We were founded in 1946 as a fertilizer brokerage operation by a group of regional agricultural cooperatives. During the 1960s, we expanded our distribution capabilities and diversified into fertilizer manufacturing through the acquisition of several existing plants and facilities. During the 1970s and again during the 1990s, we expanded our production and distribution capabilities significantly, spending approximately $1 billion in each of these decades.
We operated as a traditional manufacturing and supply cooperative until 2002, when we adopted a new business model that established financial performance as our principal objective, rather than assured supply to our owners. A critical aspect of the new business model was to establish a more economically driven approach to the marketplace.
In August 2005, we completed our initial public offering (IPO) of common stock, which is listed on the New York Stock Exchange. In connection with the IPO, we consummated a reorganization transaction whereby we ceased to be a cooperative and our pre-IPO owners' equity interests in CF Industries, Inc., now our wholly-owned subsidiary, were canceled in exchange for all of the proceeds of the offering and shares of our common stock.
In April 2010, we acquired Terra Industries Inc. (Terra), a leading North American producer and marketer of nitrogen fertilizer products for a purchase price of $4.6 billion, which was paid in cash and shares of our common stock. As a result of the Terra acquisition, we acquired five nitrogen fertilizer manufacturing facilities, our 75.3% interest in TNCLP and certain joint venture interests.
In March 2014, we completed the sale of our phosphate mining and manufacturing business, which was located in Florida, to Mosaic for approximately $1.4 billion in cash. For the year ended December 31, 2014, we recognized pre-tax and after-tax gains on the sale of $750.1 million and $462.8 million, respectively.
Product Tons and Nutrient Tons
Unless otherwise stated, we measure our production and sales volume in this Annual Report on Form 10-K in product tons, which represents the weight of the product measured in short tons (one short ton is equal to 2,000 pounds). References to UAN product tons assume a 32% nitrogen content basis for production volume.
We also provide certain supplementary volume information measured in nutrient tons. Nutrient tons represent the weight of the product’s nitrogen content, which varies by product. Ammonia represents 82% nitrogen content, granular urea represents 46% nitrogen content, UAN represents between 28% and 32% nitrogen content, and AN represents primarily 34% nitrogen content.
Operating Segments
As discussed above, our reporting segments now consist of the following segments: ammonia, granular urea, UAN, AN, other, and phosphate. These segments are differentiated by products, which are used differently by agricultural customers based on crop application, weather and other agronomic factors or by industrial customers. Historical financial results have been restated to reflect this new segment structure on a comparable basis. The ammonia, granular urea, UAN, AN and other segments are referred to as our “Nitrogen Product Segments." See Note 5—Segment Disclosures for additional information.
We use gross margin to evaluate segment performance and allocate resources. Total other operating costs and expenses (consisting of selling, general and administrative expenses and other operating—net) and non-operating expenses (interest and income taxes), are centrally managed and are not included in the measurement of segment profitability reviewed by management.
Nitrogen Product Segments
We are the largest nitrogen fertilizer producer in North America. Our primary nitrogen fertilizer products are ammonia, granular urea, UAN and AN. Our historical sales of nitrogen fertilizer products from our Nitrogen Product Segments are shown in the following table. Net sales do not reflect amounts used internally, such as ammonia, in the manufacture of other products.

	2014		2013		2012
	Tons	Net Sales	Tons	Net Sales	Tons	Net Sales
	(tons in thousands; sales dollars in millions)
Nitrogen Product Segments
Ammonia	2,969	$1,576.3	2,427	$1,437.9	2,786	$1,677.6
Granular urea	2,459	914.5	2,506	924.6	2,593	1,143.4
UAN	6,092	1,669.8	6,383	1,935.1	6,131	1,886.2
AN	958	242.7	859	215.1	839	222.8
Other(1)	798	171.5	770	165.1	620	166.6
Total	13,276	$4,574.8	12,945	$4,677.8	12,969	$5,096.6
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(1)	Other segment products include DEF, urea liquor, aqua ammonia, and nitric acid.
Gross margin for the Nitrogen Product Segments was $1.8 billion, $2.4 billion and $2.9 billion for the years ended December 31, 2014, 2013 and 2012, respectively.
We operate seven nitrogen fertilizer production facilities in North America. We own four production facilities in the Central United States, one in Medicine Hat, Alberta, Canada and one in Courtright, Ontario, Canada. We also have a 75.3% interest in TNCLP and its subsidiary, TNLP, which owns a nitrogen fertilizer facility in Verdigris, Oklahoma. In 2014, the combined production capacity of these seven facilities represented approximately 38%, 34%, 46% and 22% of North American ammonia, granular urea, UAN and AN production capacity, respectively. Each of our nitrogen fertilizer production facilities in North America has on-site storage to provide flexibility to manage the flow of outbound shipments without impacting production.
The following table shows the production capacities at each of our nitrogen fertilizer production facilities:

	Average Annual Capacity(1)
	Gross Ammonia(2)	Net Ammonia(2)	UAN(3)	Urea(4)	AN(5)	Fertilizer Compounds
	(tons in thousands)
Donaldsonville, Louisiana(6)	3,050	1,110	2,415	1,680	—	—
Medicine Hat, Alberta	1,250	790	—	810	—	—
Port Neal, Iowa(8)	380	30	800	50	—	—
Verdigris, Oklahoma(7)(10)	1,140	350	1,975	—	—	—
Woodward, Oklahoma	480	140	820	25	—	—
Yazoo City, Mississippi(8)(9)(10)	560	—	160	20	1,075	—
Courtright, Ontario(8)(10)	500	265	345	160	—	—
	7,360	2,685	6,515	2,745	1,075	—
Unconsolidated Affiliates(11)
Point Lisas, Trinidad	360	360	—	—	—	—
Ince, U.K.(12)	190	—	—	—	280	185
Billingham, U.K.	275	135	—	—	310	—
Total	8,185	3,180	6,515	2,745	1,665	185
_______________________________________________________________________________

(1)	Average annual capacity includes allowance for normal outages and planned maintenance shutdowns.

(2)
Gross ammonia capacity includes ammonia used to produce upgraded products. Net ammonia capacity is gross ammonia capacity less ammonia used to produce upgraded products based on the product mix shown in the table.

(3)	Measured in tons of UAN containing 32% nitrogen by weight.

(4)
Urea is sold as granular urea from the Donaldsonville and Medicine Hat facilities, as urea liquor from the Port Neal, Woodward and Yazoo City facilities and as either granular urea or urea liquor from the Courtright facility. Urea liquor produced at the Yazoo City, Courtright, Woodward and Port Neal facilities can be sold as DEF.

(5)	AN includes prilled products (Amtrate and IGAN) and AN solution produced for sale.

(6)
The Donaldsonville facility's production capacity depends on product mix. With the UAN plants operating at capacity, approximately 1.7 million tons of granular urea can be produced. Granular urea production can be increased to approximately 2.0 million tons if UAN production is reduced to approximately 1.6 million tons.

(7)	Represents 100% of the capacity of this facility.

(8)
Production of urea products at the Port Neal and Courtright facilities can be increased by reducing UAN production. Urea liquor production at the Yazoo City facility can be increased by obtaining additional ammonia to supplement the facility's ammonia production.

(9)
The Yazoo City facility's production capacity depends on product mix. With the facility maximizing the production of AN products, 160,000 tons of UAN can be produced. UAN production can be increased to 450,000 tons by reducing the production of AN to 945,000 tons.

(10)	The Yazoo City; Courtright and Verdigris facilities also produce merchant nitric acid by reducing UAN or AN production.

(11)	Represents our 50% interest in the capacity of each of these facilities.

(12)
The Ince facility's production capacity depends on product mix. The facility can increase production of fertilizer compounds to 260,000 tons by reducing AN production to 240,000 tons (volumes represent our 50% interest).

The following table summarizes our nitrogen fertilizer production volume for the last three years.

	December 31,
	2014	2013	2012
	(tons in thousands)
Ammonia(1)	7,011	7,105	7,067
Granular urea	2,347	2,474	2,560
UAN (32%)	5,939	6,332	6,027
AN	950	882	839
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(1)	Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN or AN.
Donaldsonville, Louisiana
The Donaldsonville nitrogen fertilizer complex is the largest nitrogen fertilizer production facility in North America. It has five ammonia plants, four urea plants, three nitric acid plants and two UAN plants. The complex, which is located on the Mississippi River, includes deep-water docking facilities, access to an ammonia pipeline, and truck and railroad loading capabilities. The complex has on-site storage for 130,000 tons of ammonia, 168,000 tons of UAN (measured on a 32% nitrogen content basis) and 83,000 tons of granular urea.
In the fourth quarter of 2012, we announced our expansion project plans for our Donaldsonville, Louisiana facility, which will increase our annual capacity of ammonia and granular urea by up to 1.3 million tons and UAN by up to 1.8 million tons. For additional details regarding this project, see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A)—Liquidity and Capital Resources.
Medicine Hat, Alberta, Canada
Medicine Hat is the largest nitrogen fertilizer complex in Canada. It has two ammonia plants and one urea plant. The complex has on-site storage for 60,000 tons of ammonia and 70,000 tons of granular urea.
The complex is owned by Canadian Fertilizers Limited (CFL), which until April 30, 2013, was a variable interest entity which we consolidated in our financial statements. In April 2013, we purchased the remaining noncontrolling interest. CFL is now a wholly-owned subsidiary.
For further information about CFL, see Note 18—Noncontrolling Interest.
Port Neal, Iowa
The Port Neal facility is located approximately 12 miles south of Sioux City, Iowa on the Missouri River. The facility consists of an ammonia plant, two urea plants, two nitric acid plants and a UAN plant. The location has on-site storage for 30,000 tons of ammonia and 81,000 tons of 32% UAN.

In the fourth quarter of 2012, we also announced our expansion project plans for our Port Neal, Iowa facility, which will increase our annual capacity of ammonia by approximately 0.8 million tons and granular urea by approximately 1.3 million tons. For additional details regarding this project, see Item 7. MD&A—Liquidity and Capital Resources.
Verdigris, Oklahoma
The Verdigris facility is located northeast of Tulsa, Oklahoma, near the Verdigris River and is owned by TNLP. It is the second largest UAN production facility in North America. The facility comprises two ammonia plants, two nitric acid plants, two urea plants, two UAN plants and a port terminal. Through our 75.3% interest in TNCLP and its subsidiary, TNLP, we operate the plants and lease the port terminal from the Tulsa-Rogers County Port Authority. The complex has on-site storage for 60,000 tons of ammonia and 49,100 tons of 32% UAN.
Woodward, Oklahoma
The Woodward facility is located in rural northwest Oklahoma and consists of an ammonia plant, two nitric acid plants, two urea plants and two UAN plants. The facility has on-site storage for 36,000 tons of ammonia and 83,900 tons of 32% UAN.
Yazoo City, Mississippi
The Yazoo City facility includes one ammonia plant, four nitric acid plants, an AN plant, two urea plants, a UAN plant and a dinitrogen tetroxide production and storage facility. The site has on-site storage for 28,000 tons of ammonia, 48,000 tons of 32% UAN and 7,000 tons of AN and related products.
Courtright, Ontario, Canada
The Courtright facility is located south of Sarnia, Ontario near the St. Clair River. The facility consists of an ammonia plant, a UAN plant, a nitric acid plant and a urea plant. The location has on-site storage for 64,100 tons of ammonia, 10,400 tons of granular urea and 16,000 tons of 32% UAN.
Point Lisas, Trinidad
The Point Lisas Nitrogen facility in the Republic of Trinidad and Tobago is owned jointly through a 50/50 venture with Koch Fertilizer LLC. This facility has the capacity to produce 720,000 tons of ammonia annually from natural gas supplied under a contract with The National Gas Company of Trinidad and Tobago.
United Kingdom
GrowHow is a 50/50 joint venture between us and Yara International ASA (Yara) that owns and operates the Ince and Billingham facilities. The Ince facility is located in northwestern England and consists of an ammonia plant, three nitric acid plants, an AN plant and three fertilizer compound plants. The Billingham facility located in the Teesside chemical area, is geographically split between two primary areas: the main site contains an ammonia plant, three nitric acid plants and a carbon dioxide plant; and the Portrack site, approximately two miles away, contains an AN fertilizer plant.
Nitrogen Fertilizer Raw Materials
Natural gas is the principal raw material and primary fuel source used in the ammonia production process at our nitrogen fertilizer manufacturing facilities. In 2014, natural gas accounted for approximately 52% of our total production costs for nitrogen fertilizer products. Our nitrogen fertilizer manufacturing facilities have access to abundant, competitively-priced natural gas through a reliable network of pipelines that are connected to major natural gas trading hubs near the facilities. We have facilities located at or near the following natural gas hubs: Henry Hub in Louisiana; ONEOK in Oklahoma; AECO in Alberta; Ventura in Iowa; and Dawn in Ontario.
Our nitrogen manufacturing facilities consume, in the aggregate, approximately 250 million MMBtus of natural gas annually. We employ a combination of spot and term purchases from a variety of quality suppliers to maintain a reliable, competitively-priced supply of natural gas. We also use certain financial instruments to hedge natural gas prices. For further information about our natural gas hedging activities, see Note 16—Derivative Financial Instruments.
Nitrogen Fertilizer Distribution
The safe, efficient and economical distribution of nitrogen fertilizer products is critical for successful operations. Our nitrogen fertilizer production facilities have access to multiple transportation modes by which we ship fertilizer products to terminals, warehouses and customers. Each of our production facilities has a unique distribution pattern based on its production capacity and location.

Our North American nitrogen production facilities can ship products via truck and rail to customers and our storage facilities in the U.S. and Canada, with access to our leased railcar fleet of approximately 5,900 tank and hopper cars, as well as railcars provided by rail carriers.
The North American waterway system is also used extensively to ship products from our Donaldsonville, Verdigris and Yazoo City facilities. We employ a fleet of ten leased tow boats and 32 river barges to ship ammonia and UAN. We also utilize contract marine services to move urea fertilizer.
Three of our nitrogen production facilities also have access to pipelines for the transportation of ammonia. The Donaldsonville facility is connected to the 2,000-mile long Nustar pipeline through which we transport ammonia to more than 20 terminals and shipping points in the midwestern U.S. corn belt. Our Verdigris and Port Neal facilities are connected to the 1,100-mile long Magellan ammonia pipeline that also serves the U.S. Midwest.
Phosphate Segment
The phosphate segment reflects the reported results of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The remaining phosphate inventory was sold in the second quarter of 2014; therefore, the phosphate segment does not have operating results subsequent to that quarter although the segment will continue to be included until the reporting of comparable period phosphate results ceases. Upon selling the phosphate business, we began to supply Mosaic with ammonia produced by our PLNL joint venture. The contract to supply ammonia to Mosaic from our PLNL joint venture represents the continuation of a supply practice that previously existed between our former phosphate mining and manufacturing business and other operations of the Company. Prior to March 17, 2014, PLNL sold ammonia to us for use in the phosphate business and the cost was included in our production costs in our phosphate segment. Subsequent to the sale of the phosphate business, we now sell the PLNL-sourced ammonia to Mosaic. The revenue from these sales to Mosaic and the costs to purchase the ammonia from PLNL are now included in our ammonia segment. Our 50% share of the operating results of our PLNL joint venture continues to be included in equity in earnings of operating affiliates in our consolidated statements of operations. Because of the significance of this continuing supply practice, in accordance with U.S. GAAP, the phosphate mining and manufacturing business is not reported as discontinued operations in our consolidated statements of operations. For additional information regarding this sale, see Note 4—Phosphate Business Disposition and Note 22—Assets and Liabilities Held for Sale.
Our historical sales of phosphate fertilizer products are shown in the table below.

	2014		2013		2012
	Tons	Net Sales	Tons	Net Sales	Tons	Net Sales
	(tons in thousands; sales dollars in millions)
Phosphate Fertilizer Products
DAP	372	$127.6	1,408	$600.6	1,611	$794.5
MAP	115	40.8	449	196.3	424	212.9
Total	487	$168.4	1,857	$796.9	2,035	$1,007.4
Gross margin for the phosphate segment was $10.1 million, $74.9 million and $199.7 million for the years ended December 31, 2014, 2013 and 2012, respectively.
Storage Facilities and Other Properties
As of December 31, 2014, we owned or leased space at 86 in-market storage terminals and warehouses located in a 22-state region and Canada. Including storage at our production facilities, we have an aggregate storage capacity for approximately 2.7 million tons of fertilizer. Our storage capabilities are summarized in the following table.

	Ammonia		Granular Urea		UAN(1)		AN
	Number of Facilities	Capacity (000 Tons)	Number of Facilities	Capacity (000 Tons)	Number of Facilities	Capacity (000 Tons)	Number of Facilities	Capacity (000 Tons)
Plants	7	408	2	153	6	446	1	7
Terminal and Warehouse Locations
Owned	21	779	1	40	9	252	—	—
Leased(2)	2	90	2	39	51	445	—	—
Total In-Market	23	869	3	79	60	697	—	—
Total Storage Capacity		1,277		232		1,143		7
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(1)	Capacity is expressed as the equivalent volume of UAN measured on a 32% nitrogen content basis.

(2)	Our lease agreements are typically for periods of one to three years.
Customers
The principal customers for our nitrogen fertilizer and other nitrogen products are cooperatives, independent fertilizer distributors and industrial users. None of our customers in 2014 accounted for more than ten percent of our consolidated net sales. Sales are generated by our internal marketing and sales force.
Competition
Our markets are global and intensely competitive, based primarily on delivered price and to a lesser extent on customer service and product quality. During the peak demand periods, product availability and delivery time also play a role in the buying decisions of customers.
For our Nitrogen Product Segments, our primary North American-based competitors include Agrium Inc., Koch Fertilizer LLC and Potash Corporation of Saskatchewan Inc. There is also significant competition from products sourced from other regions of the world, including some with lower natural gas or other feedstock costs. Because ammonia, urea and UAN are widely-traded fertilizer products and there are limited barriers to entry, we experience competition from foreign-sourced products continuously.
Seasonality
In North America, the sales patterns of our major products are seasonal. The strongest demand for our products occurs during the spring planting season, with a second period of strong demand following the fall harvest. We and our customers generally build inventories during the low demand periods of the year in order to ensure timely product availability during the peak sales seasons. Seasonality is greatest for ammonia due to the limited ability of our customers and their customers to store significant quantities of this product. The seasonality of fertilizer demand generally results in our sales volumes and net sales being the highest during the spring and our working capital requirements being the highest just prior to the start of the spring season. Our quarterly financial results can vary significantly from one year to the next due to weather-related shifts in planting schedules and purchasing patterns.
Financial Information About Foreign and Domestic Sales and Operations
The amount of net sales attributable to our sales to foreign and domestic markets over the last three fiscal years and the carrying value of our foreign and domestic assets are set forth in Note 5—Segment Disclosures.
Environmental, Health and Safety
We are subject to numerous environmental, health and safety laws and regulations in the United States, Canada, the United Kingdom and the Republic of Trinidad and Tobago, including laws and regulations relating to the generation and handling of hazardous substances and wastes; the cleanup of hazardous substance releases; the discharge of regulated substances to air or water; and the demolition of existing plant sites upon permanent closure. In the United States, these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Toxic Substances Control Act (TSCA) and various other federal, state, provincial, local and international statutes. Violations of environmental, health and safety laws can result in substantial penalties, court orders to install pollution-control equipment, civil and criminal sanctions, permit revocations and facility shutdowns. In addition, environmental, health and safety laws and regulations may impose joint and several liability, without regard to fault, for cleanup costs on potentially responsible parties who have released or disposed of hazardous substances into the environment.

Environmental, Health and Safety Expenditures
Our environmental, health and safety capital expenditures in 2014 totaled approximately $48.0 million. In 2015, we estimate that we will spend approximately $46.0 million for environmental, health and safety capital expenditures. Environmental, health and safety laws and regulations are complex, change frequently and have tended to become more stringent over time. We expect that continued government and public emphasis on environmental issues will result in increased future expenditures for environmental controls at our operations. Such expenditures could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Clean Air Act—Section 185 Fee
Our Donaldsonville nitrogen complex is located in a five-parish region near Baton Rouge, Louisiana that, as of 2005, was designated as being in "severe" nonattainment with respect to the national ambient air quality standard (NAAQS) for ozone (the "1-hour ozone standard") pursuant to the Federal Clean Air Act (the Act). Section 185 of the Act requires states, in their state implementation plans, to levy a fee (Section 185 fee) on major stationary sources (such as the Donaldsonville complex) located in a severe nonattainment area that did not meet the 1-hour ozone standard by November 30, 2005. For additional information on the Section 185 fee, see Note 24—Contingencies.
Clean Air Act Information Request
On February 26, 2009, we received a letter from the Environmental Protection Agency (EPA) under Section 114 of the Act requesting information and copies of records relating to compliance with New Source Review and New Source Performance Standards at our Donaldsonville facility. For additional information on the Clean Air Act Information Request, see Note 24—Contingencies.
CERCLA/Remediation Matters
From time to time, we receive notices from governmental agencies or third parties alleging that we are a potentially responsible party at certain cleanup sites under CERCLA or other environmental cleanup laws. In 2002 and in 2009, we were asked by the current owner of a former phosphate mine and processing facility that we owned in the late 1950s and early 1960s located in Georgetown Canyon, Idaho, to contribute to a cleanup of the former processing portion of the site. For additional information on the CERCLA/Remediation matters, see Note 24—Contingencies.
Regulation of Greenhouse Gases
We are subject to regulations in the United Kingdom, Canada and the United States concerning greenhouse gas (GHG) emissions.
The United Kingdom is a party to the Kyoto Protocol. As a result of agreements reached during a conference in Durban, South Africa in 2011, the Kyoto Protocol will continue in force for a second commitment period, which will expire by 2020, to be replaced by another international agreement to be negotiated by 2015 (which agreement is to go into effect in 2020). The United Kingdom has adopted GHG emissions regulations, including regulations to implement the European Union Greenhouse Gas Trading System. Our joint venture U.K. manufacturing plants are required to report GHG emissions annually to the United Kingdom Environment Agency pursuant to their site Environmental Permits and Climate Change Agreement, which specify energy efficiency targets. Failure to meet efficiency targets may require the joint venture to purchase CO2 emissions allowances. The steam boilers at each of our joint venture U.K. sites are also subject to the European Union Emissions Trading Scheme.
In Canada (which in December 2011 withdrew from further participation in the Kyoto Protocol, but signed the Durban platform to negotiate a new international GHG agreement or protocol by 2015), we are required to conduct an annual review of our operations with respect to compliance with Environment Canada's National Pollutant Release Inventory and Ontario's Mandatory Monitoring and Reporting Regulation and the GHG Reporting Regulation. Ontario is party to the Western Climate Initiative (WCI), comprising California and several Canadian provinces. The province of Quebec (a WCI party) and California have created a regional program linking their cap and trade emissions programs.
Although Ontario has not disavowed its participation in the initiative, it has not developed regulations to establish a cap and trade program. In Alberta, the Specified Gas Emitters Regulation (GHG Regulation) was implemented in 2007. This program requires facilities emitting more than 100,000 tons of GHGs per year to reduce emissions by 12% over 2007 levels. To meet this requirement, companies can reduce emissions, purchase/use offset credits, or contribute to a technology fund at a rate of $15 per ton of CO2. Currently, our Medicine Hat facility’s method of compliance is to make contributions to the technology fund.

In the United States (not a party to the Kyoto Protocol, but a signatory to the Durban platform with respect to the negotiation of a replacement for the Kyoto Protocol), GHG regulation is evolving at state, regional and federal levels. The EPA has issued federal GHG regulations that impact our facilities, including a mandatory GHG reporting rule that required all of our U.S. manufacturing facilities to commence monitoring GHG emissions beginning on January 1, 2010 and begin reporting the previous year's emissions annually starting in 2011. In May 2010, the EPA issued the Prevention of Significant Deterioration (PSD) and Title V Greenhouse Gas Tailoring Rule (Tailoring Rule), which rule would have subjected certain large sources of GHG emissions to air permitting requirements solely because of their emissions of GHGs. In Utility Air Regulatory Group v. EPA, 134 S. Ct. 2427 (2014), the Supreme Court concluded that the Clean Air Act could not be interpreted to require sources to be subject to these permit programs solely because of their GHG emissions. However, the Court also held that GHG emissions could be regulated at a facility that would otherwise be required to obtain a PSD permit (to construct or modify a facility) due to the facility's emissions of other regulated air pollutants. Regulation of GHG emissions pursuant to the PSD program could subject new capital projects to additional permitting requirements that may result in increased costs or delays in completing such projects.
Under the Title V provisions of the Tailoring Rule, all of our U.S. manufacturing facilities will be required to include GHG emissions in future Title V air permit applications. Other than the states' implementation of the Tailoring Rule, none of the states where our U.S. production facilities are located—Louisiana, Mississippi, Iowa and Oklahoma—has proposed control regulations limiting GHG emissions.
Revisions to New Source Performance Standards for Nitric Acid Plants
We operate 13 nitric acid plants in the United States. On August 14, 2012, the EPA issued a final regulation revising air emission standards applicable to newly constructed, reconstructed or modified nitric acid plants. The regulations will apply to these plants if and when we undertake activities or operations that are considered modifications, including physical changes that would allow us to increase our production capacity at these plants. The regulations include certain provisions that could make it difficult for us to meet the limits on emissions of nitrogen oxides (NOx) notwithstanding pollution controls we may add to our plants, and accordingly, the regulations, could impact our ability to expand production at our existing plants. The EPA regulation did not include a limitation on emissions of nitrous oxide (a greenhouse gas).
Regulatory Permits and Approvals
We hold numerous environmental and other governmental permits and approvals authorizing operations at each of our facilities. A decision by a government agency to deny or delay issuing a new or renewed regulatory material permit or approval, or to revoke or substantially modify an existing material permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Any future expansion of our existing operations is also predicated upon securing the necessary environmental or other permits or approvals.
Employees and Labor Relations
As of December 31, 2014, we employed approximately 2,200 full-time and 100 part-time employees.